Education Management Corporation Announces Increase to Size of Stock Repurchase Program

PITTSBURGH, Aug. 5, 2011 /PRNewswire/ -- Education Management Corporation (Nasdaq: EDMC), one of the largest providers of post-secondary education in North America, announced that its Board of Directors has increased the size of its stock repurchase program from $250.0 million to $325.0 million. The Company announced the stock repurchase program on June 11, 2010 and has repurchased 14.1 million shares at a cost of $245.3 million through August 4, 2011. The program will terminate on December 31, 2011.

Under the terms of the stock repurchase program, the Company may repurchase its common stock from time to time, in amounts, at prices and at such times as it deems appropriate, all subject to market conditions and other considerations. The program permits the Company to make repurchases in the open market, in privately negotiated transactions, accelerated repurchase programs or in structured share repurchase programs. The Company intends to adopt a 10b5-1 Plan to permit repurchases during the time when the Company's insider trading policy would not allow for the direct purchase of shares by the Company.

The program does not obligate the Company to acquire any particular amount of common stock and the program may be modified or suspended at any time at the Company's discretion. Any repurchases would be funded from available cash on hand.

About Education Management

Education Management (http://www.edmc.edu/), with approximately 158,300 students as of October 2010, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 105 locations in 32 U.S. states and Canada. We offer academic programs to our students through campus-based and online instruction, or through a combination of both. We are committed to offering quality academic programs and continuously strive to improve the learning experience for our students. Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including design, media arts, health sciences, psychology and behavioral sciences, culinary, fashion, business, education, legal and information technology.

Cautionary Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements typically contain words such as "anticipates," "believes," "estimates," "expects," "intends" or similar words indicating that future outcomes are not known with certainty and are subject to risk factors that could cause these outcomes to differ significantly from those projected. Forward-looking statements include, but are not limited to, statements related to the Company's future operating and financial performance, and include statements regarding expected enrollment, revenue, expense levels, capital expenditures and earnings. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Cautionary statements identifying certain factors, but not all factors, that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of Education Management are not necessarily indicative of its future results. Education Management does not undertake any obligation to update any forward-looking statements.

FOR:	Education Management Corporation
COMPANY CONTACT:
James Sober, CFA
Vice President, Finance
(412) 995-7684